HIGHLAND HOLDINGS INTERNATIONAL, INC.
                               480 Route 9, North
                          Englishtown, New Jersey 07726

                                 (732) 617 2855

                              INFORMATION STATEMENT

                              Dated: July___, 2002

      We are furnishing this information statement to holders of Highland Holdings International, Inc. ("Company") common stock in connection with the previous approval of our board of directors of the matters described below and the subsequent approval by written consent of a majority vote of our stockholders. All corporate approvals in connection with these matters have been obtained and this information statement is furnished solely for the purpose of informing stockholders of these corporate actions in the manner required by the Securities Exchange Act of 1934 and by Section 228(e) of the Delaware General Corporation Law.

 We Are Not Asking You for a Proxy or Consent and You Are Requested Not to send
                             Us a Proxy or Consent.

      The record date for determining stockholders entitled to receive this information statement has been established as of the close of business on June 24, 2002. As of January 31, 2002, approximately 7,046,327shares of common stock and 2,646,533 shares of Series A Convertible Preferred Stock ("Preferred Stock") (convertible into 13,232,665 shares of common stock ) were issued and outstanding. Each share of our common stock and Preferred Stock entitles its holder to one vote on all matters submitted to a vote of the stockholders.

                   AMENDMENTS TO CERTIFICATE OF INCORPORATION

      The amendments to the Company's Certificate of Incorporation described below were unanimously approved by our Board of Directors. In addition, all holders of our Preferred Stock and holders of a majority of the votes of our common stock approved the amendments by written consent. The amendments do not affect the percentage of ownership of a shareholder in our company nor require a stockholder to take any action regarding exchanging his or her stock certificate. The amendments will provide for

      1. increasing the number of authorized shares of common stock from 20,000,000 to 75,000,000.

      2. changing the name of the Company to E Street Capital Services, Inc.

      3. implementing two reverse stock splits previously approved by the Company.

      Increase in Authorized Common Stock. In connection with an exchange offer with stockholders of E Street Access, Inc. ("E Street") entered into in July 2001, the Company agreed to issue shares of its common and Preferred Stock to shareholders of E Street who elected to participate in the offer. The Company was required to issue Preferred Stock because there was not a sufficient number of shares of its common stock authorized to exchange for shares of E Street. Upon the effectiveness of the amendment to increase our authorized shares as described above, the Preferred Stock is automatically converted into common stock. In addition, the Board of Directors believes that the authorization of additional shares of common stock is necessary to provide shares for issuance under the Company's 2001 Stock Compensation Program ("Stock Program") and in connection with possible future financings, joint ventures, acquisitions or other general corporate purposes. Except as related to the Stock Program, there are presently no existing plans, understandings or agreements for the issuance of any shares of common stock except as related to the exchange offer with E Street. . Change of Name. The business of the Company is that of a multifaceted securities and financial solutions company that develops and licenses software for the financial services industry and systems and hardware architecture for use in both Internet and traditional securities services and operations, including market making. Changing the name of the Company to E Street Capital Services, Inc. is more descriptive of our business than the present name.

      Implementing Two Prior Reverse Stock Splits. Our Board of Directors and stockholders had previously approved a 7:1 reverse split of our common stock in July 1998 and a 15:1 reverse split in January 2001. However, the resolutions adopted by the Board of Directors and stockholders approving these two reverse stock splits did not reference an amendment to the Company's Certificate of Incorporation, nor did the Company file Certificates of Amendment to the Certificate of Incorporation to implement these reverse stock splits. As a result, the Company intends to amend its Certificate of Incorporation at this time to give effect to these two reverse stock splits, which cumulatively represent a 105:1 reverse split our common stock, and to provide that this reverse split will not result in an adjustment to the conversion terms our Preferred Stock.

      Notwithstanding the technical omission of not filing a Certificate of Amendment to implement these two reverse splits, we have maintained our stock records, reported out stock ownership and, from time to time, issued additional shares of our common stock and made awards under our Stock Program as it we had fully implemented both reverse stock splits. In this regard, our Board of Directors evaluate the consideration we received from the various stock issuance based on the actual number of shares issue in those transactions.

      In order to ensure that the actual implementation of the two previously approved stock splits does not create an inequitable result, the Board of Directors has also taken the following actions:

      o directed our transfer agent to eliminate any adjustments made on the stock register to reflect the reverse stock splits in July 1998 and January 2001:


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

      o authorized the issuance of additional shares of our common stock without payment additional consideration to holders to whom we have issued shares since July 1998 such that, after giving effect to both the 105:1 reverse split and such additional issuances, those holders hold the same number of shares that our records show them owning before those actions; and

      o provided that the implementation of the 105:1 reverse split will not result in any adjustment to the number of shares covered by the Stock Program or any awards previously made thereunder.

      The foregoing actions, when combined with the filing of the Certificate of Amendment will result in no changes to your stock ownership when compared to what our records currently show you own.

      The Certificate of Amendment is attached as Exhibit A to this information statement. We will file it twenty days after we have mailed this information statement to our stockholders, and, it will become effective at that time.

                              NO DISSENTERS RIGHTS

      The corporate actions described in this information statement will not afford our stockholders the opportunity to dissent from the actions described in this information statement or to receive an agreed or judicially appraised value for their shares of our common stock as a result of those actions.

             SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

      The following table provides you with certain information, as of January 31, 2002 regarding the beneficial ownership of our common stock by:

      each person whom we believe beneficially owns more than 5% of our outstanding voting stock;

      each executive officer and director; and

      all our executive officers and directors as a group.

      In accordance with the rules promulgated by the Securities and Exchange Commission, the ownership includes shares currently owned as well as shares which the named person has the right to acquire beneficial ownership of within 60 days, including through the exercise of options, warrants or other rights, or through the conversion of Series A Preferred Stock or other security. Except as otherwise indicated, each stockholder listed below has sole voting and


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

investment power of the shares beneficially owned by that person.

Name and address (1)                     Amount and Nature of      Percent of Class(2)
of Beneficial Owner                      Beneficial Ownership
John Derrico                             4,566,667                         14.3

John Demoleas                            1,111,679                          3.5

Warren B. Minton                         5,200,000(3)                      16.3

Joseph Schultz                           5,200,000                         16.3

Lorraine Schneider                       2,000,000                          6.3

George Nadas                                23,267                           --

All executive officers and
directors as a group (5) persons)       18,101,613                         56.7

(1)   480 Route 9, North, Englishtown, NJ 07726

(2) after increasing number of authorized shares of common stock to 75,000,000, assumes issuance of approximately 9,436,676 shares to holders of a like number shares of E Street who have not exchanged their shares for shares of the Company.

(3) includes 750,000 shares owned by Lisa H. Minton, wife of Warren B. Minton. Mr. Minton disclaims any beneficial interest in the shares.

                        EXPENSES OF INFORMATION STATEMENT

      The expenses of mailing this information statement will be borne by the Company, including expenses in connection with the preparation of this information statement and all documents which may hereafter supplement it. It is contemplated that brokerage houses, custodians, nominees and fiduciaries will be requested to forward the information statement to the beneficial owners of the common stock held of record by such persons and that the Company will reimburse them for their reasonable expenses incurred in connection therewith.

                                             By Order of the Board of Directors:


                                             By:________________________________
                                                    John Demoleas
                                                    Secretary
July____, 2002


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

                                    EXHIBIT A

      RESOLVED, that Article Fourth of the Certificate of Incorporation, as amended, be amended and restated in its entirety so as to provide in full as follows:

                                 ARTICLE FOURTH
                                     CAPITAL

      The aggregate number of shares of stock which the corporation shall have authority to issue is eighty million, which are divided into five million shares of Preferred Stock of a par value of one mil ($0.001) each and seventy five million shares of Common Stock of a par value of one mil ($0.001) each, which shares of stock may be issued from time to time in one or more classes or one or more series within any class thereof; in any manner permitted by law, as determined from time to time by the Board of Directors, and stated in the resolution or resolutions providing for the issuance of such shares adopted by the Board of Directors pursuant to authority hereby vested in it, each class or series to be appropriately designated, prior to the issuance of any shares thereof; by some distinguishing letter, number, designation or title. All shares of stock in such classes or series may be issued for such consideration and have such voting powers, full or limited, or no voting powers, and shall have such designations, preferences and relative, participating, optional, or other special rights, and qualifications, limitations or restrictions thereof; permitted by law, as shall be stated and expressed in the resolution or resolutions, providing for the issuance of such shares adopted by the Board of Directors pursuant to authority hereby vested in it. The number of shares of stock of any class or series within any class, so set forth in such resolution or resolutions may be increased (but not above the total number of authorized shares of the class) or decreased (but not below the number of shares thereof then outstanding) by further resolution or resolutions adopted by the Board of Directors pursuant to authority hereby vested in it.

      Effective as of 5:00 p.m. Eastern time (the "Effective Time") on the date of filing with the Secretary of State of the State of Delaware of a Certificate of Amendment of the Certificate of Incorporation of the Corporation, as amended, amending and restating this Article Fourth, each one hundred and five shares of Common Stock issued and outstanding or (if any) held in treasury immediately prior to the Effective Time ("Old Common Stock") shall be automatically reclassified and changed into one validly issued, fully paid and nonassessable share of Common Stock.

      FURTHER RESOLVED, that Paragraph G(5) of the Amended and Restated Certificate of Designations, Preferences and Rights of Series A Voting Convertible Preferred Stock as filed on August 22, 2001 be amended by adding thereto a new Subparagraph G(5)(f) to read in its entirety as follows:

      (f) Adjustment Exclusion. Notwithstanding the foregoing provisions of this paragraph 5, no adjustment shall be made in the Conversion Ratio as a result of the reclassification of the Corporation's Common Stock in the form of a 105:1 reverse stock split pursuant to a Certificate of Amendment to be filed after January 1, 2002.


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